Exhibit 99.1

Press Release                      FOR IMMEDIATE RELEASE
                                   Contact:   Frederick A. Marcell Jr., CEO
                                              Christopher E. Bell, CFO
                                   Telephone: 215-646-5405


                     WILLOW GROVE BANCORP, INC.  ANNOUNCES
                      FOURTH QUARTER AND YEAR-END RESULTS,
             DIVIDEND DECLARATION, AND NEW SHARE REPURCHASE PROGRAM


     Maple Glen, Pennsylvania - (July 25, 2001) Willow Grove Bancorp, Inc. (the "Company") (Nasdaq/NMS: WGBC), the holding company for Willow Grove Bank (the "Bank"), reported net income of $813,000, or $.16 diluted earnings per share for the quarter ended June 30, 2001 compared to net income of $1.2 million or $.25 diluted earnings per share for the quarter ended June 30, 2000. Net income for the fiscal year ended June 30, 2001 was $157,000 or $.03 diluted earnings per share compared to net income of $4.8 million, or $.97 diluted earnings per share for the comparable prior fiscal year. As described below, the Company's results for the fourth quarter and fiscal year were negatively affected by two commercial business loans which were placed on non-accrual status during the year.

     President Marcell stated, "in spite of these recent loan challenges, we are encouraged by this quarter's profitability. Excluding the effect of the aforementioned challenges, net income for the fiscal year would have been $4.8 million. The Bank continues to have capital well in excess of regulatory requirements." He also stated, "it is our intention, as we put these loan problems behind us, to resume our focus on the successful implementation of our current business plan which calls for continued expansion and increased profitability as we serve the needs of our customers in the Delaware Valley region of Pennsylvania."

     Net interest income for the three-month and twelve-month periods ended June 30, 2001 was $5.2 million and $20.1 million, respectively. This compares to $5.2 million and $19.5 million in net interest income for the respective prior comparable periods. Net interest income remained steady primarily as a result of increased average balances on interest-earning assets. However, for the three months ended June 30, 2001, primarily due to a 34 basis point reduction on the average rates earned on interest-earning assets, combined with a slight increase in the average rate of interest paid on interest-bearing liabilities, the Company's net interest margin declined by 40 basis points from the comparable prior year period. While for the twelve months ended June 30, 2001, greater increases on average rates paid on interest-bearing liabilities compared to the average rates earned on interest-earning assets were a primary factor in a reduction in the Company's net interest margin of 37 basis points compared to the prior year. However, based on recent Federal Reserve Board interest rate reductions, the Company is anticipating a reversal in margin decline.

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     The Company's provision for loan loss for the three-month period ended
June 30, 2001 was $638,000. For the twelve-month period ended June 30, 2001, the Company's provision was $7.9 million, which included $7.2 million in charges with respect to two commercial business loans that were previously reported in the second and third quarters. This compares to the $20,000 and $706,000 for the respective prior three-month and twelve-month periods. For the three-month period ended June 30, 2001, an additional provision of $387,000 was made with respect to a commercial business loan placed on non-accrual status during the quarter ended December 31, 2000. The additional provision was deemed appropriate as a result of uncertainty in the Company's ability to collect on certain remaining non-real estate collateral securing a $6.7 million non-accrual loan which, as a result of charge-offs and payments during the fiscal year, is now carried at $545,000. In addition, the three-month period ended June 30, 2001 included other loan charges totaling $150,000, of which $139,000 relates to one non-accrual commercial business loan secured by, among other things, certain residential real estate.

     Non-interest income for the three-month period ended June 30, 2001 was $275,000 compared to $287,000 at June 30, 2000. For the twelve-month period ended June 30, 2001 non-interest income was $1.8 million compared to $1.1 million for the similar prior year period. The increase in the fiscal year ended June 30, 2001 was primarily a result of the Company's taking advantage of market opportunities to realize gains upon the sale of loans available for sale as well as increases in general service charges and fees.

     Non-interest expense for the three-month and twelve-month periods ended June 30, 2001 were $3.6 million and $13.9 million, respectively. This compares to $3.3 million and $12.1 million, respectively, for the similar prior year periods. Increases in the fiscal 2001 periods primarily were the result of the costs associated with the full-year expenses of opening an operations center, the expansion of the banking office network with two additional offices (Rhawnhurst, Philadelphia County and North Wales, Montgomery County) and increased professional fees. Additional costs were incurred during the three-month period ended June 30, 2001 as a result of the opening of our 12th banking office in Southampton, Bucks County.

     Total assets amounted to $625.1 million at June 30, 2001, an increase of $65.0 million, or 11.6%, from June 30, 2000. The increase in assets resulted from net loans increasing $29.3 million, or 6.9%, and securities available-for-sale increasing $59.8 million, or 84.7%. This increase was partially a result of fixed-rate and adjustable-rate securities purchased utilizing proceeds from a sale of an aggregate of $35.0 million of fixed-rate loans during the year. Total liabilities amounted to $564.8 million at June 30, 2001, an increase of $65.3 million, or 13.1%, from June 30, 2000.
Deposits increased $44.2 million, or 9.8% to $497.0 million while borrowings increased $22.4 million, or 59.6% to $59.9 million at June 30, 2001. Stockholders' equity decreased $286,000 to $60.4 million at June 30, 2001 compared to $60.6 million at June 30, 2000. Changes in stockholders' equity reflect the purchase of 184,000 additional shares of treasury stock as part of the Company's Stock Buyback Program and appreciation of $2.2 million in accumulated other comprehensive income (loss), primarily as a result of declining interest rates relating to our security portfolio.

                                                                  Page 2 of 4



     The Company announced that its Board of Directors, on July 24, 2001, declared a $.12 cash dividend per share on the common stock of the Company payable on August 17, 2001 to stockholders of record at the close of business on August 3, 2001. This is the tenth regular quarterly dividend paid to stockholders since the Company's inception on December 23, 1998.

     The Company also announced that its Board of Directors on July 24, 2001, authorized the repurchase of up to 10% of the Company's remaining outstanding stock over the next one-year period. This program is anticipated to continue the success of the previous plan pursuant to which, during the fourth quarter, the Company repurchased 44,000 shares of its common stock in the market at an average price of $11.88. In the aggregate, the recently completed plan resulted in the repurchase of a total of 206,500 shares at an average price of $11.39.

     Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered, FDIC-insured savings bank. The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania. Its banking office network now has twelve offices located throughout Montgomery, Bucks, and Philadelphia counties. Additional banking offices are located in Willow Grove, Dresher, Huntingdon Valley, Hatboro, Warminster (2), Roslyn, Philadelphia (2), North Wales, and Southampton.

     This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended June 30, 2000, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described in the Company's June 30, 2000 Form 10-K include changes in competition, fiscal and monetary policies and legislation and regulatory changes.

     Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.


                                                                  Page 3 of 4



                         WILLOW GROVE BANCORP, INC.







                             At June 30, 2001          At  June 30, 2000
                    -----------------------------------------------------------
Selected Financial       (Dollars in thousands, except per share data)
 Condition Data:
Total assets                   $625,148                    $560,123
Cash and cash equivalents        22,209                      14,681
Loans receivable, net           454,199                     424,940
Loans available-for-sale          2,644                      35,753
Securities available-
 for-sale                       130,358                      70,577
Deposits                        497,030                     452,857
Stockholders' equity             60,357                      60,643
Book value per diluted
 common share                     12.27                       12.22






                            Three Months                          Fiscal
                               Ended                            Year Ended
                     ---------------------------------------------------------
                        June 30,       June 30,       June 30,       June 30,
                          2001           2000           2001           2000
                     -------------- -------------  -------------- ------------
                     (Dollars in thousands,        (Dollars in thousands,
                      except per share data)        except per share data)

Selected Operating
 Statement Data:
Interest income            $11,241       $10,602       $44,285       $38,893
Interest expense             6,089         5,416        24,216        19,369
Net interest income          5,152         5,186        20,069        19,524
Provision for loan losses      638            20         7,856           706
Total non-interest income      275           287         1,787         1,102
Total non-interest expense   3,572         3,286        13,875        12,076
Income tax (benefit)           404           916           (32)        3,001
Net income                     813         1,251           157         4,843
Diluted earnings per share    0.16          0.25          0.03          0.97


Selected Other  Data:
--------------------------
Average yield interest-      7.51%         7.85%         7.64%         7.62%
 earning assets (1)
Average cost interest-       4.86%         4.84%         5.05%         4.62%
 bearing liabilities (1)
Average interest rate        2.65%         3.01%         2.59%         3.00%
 spread (1)
Return on average            0.13%         0.89%         0.03%         0.93%
 assets (1)
Return on average            1.32%         8.14%         0.25%         8.09%
 equity (1)
Net interest margin (1)      3.44%         3.84%         3.46%         3.83%
Ratio of non-performing      0.81%         0.20%         0.81%         0.20%
 asets to total assets
 at period end
Ratio of non-performing      1.11%         0.15%         1.11%         0.15%
 loans to total loans
Ratio of loan loss           0.94%         0.91%         0.94%         0.91%
 reserves to total loans
 at period end
Ratio of loan loss          84.77%       310.91%        84.77%       310.91%
 reserves to non-
 performing loans at
 period end
Efficiency ratio            65.82%        60.04%        63.48%        58.55%
Full service banking           12            11            12            11
 offices at period end
--------------------------

(1) Annualized for the three months ended June 30, 2001 and 2000

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